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                                                                    EXHIBIT 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated April 14, 1999 (except for note 1, as to which the date is September 29, 1999, note 7, as to which the date is July 1, 1999, and note 14, as to which the date is July 8, 1999), accompanying the consolidated financial statements of IntraNet Solutions, Inc. included in the Registration Statement and Prospectus on Form S-3 (No. 333-30466) and incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption "Experts."



                                                       /s/ Grant Thornton LLP






Minneapolis, Minnesota
March 9, 2000